Agentur: Förster-Huang GmbH
Stolpmünder Weg 5  //  23669 Timmendorfer Strand  //  Germany

HERMES JETS, INC.
Hans Wadsack, Director
2533 N. Carson Street, Suite 4621
Carson City, NV 89706, USA

November 24, 2009

Dear Mr. Wadsack

We thank you very much for your interest in our company and services.

Our web design and programming company, Agentur: Förster-Huang GmbH, is specializing in the development of high-quality communication tools and user-friendly internet solutions.

We design, program and realize complex web solutions and provide all types of services around web site hosting, domain management, news distribution, content management and technical updates.

Based on your requests and needs, we have draft a web site design & maintenance agreement. We hope, our agreement will meet you expectations. In case of any questions, please don’t hesitate to contact us by phone or email during our regular office hours.

We are looking forward to a successful collaboration.

Kind regards

Agentur: Förster-Huang GmbH
Canan Förster

Web Site Design and Maintenance Agreement
For
HERMES JETS, INC.
(A Nevada Corporation)

1.        Type of Contract: Web Leasing Agreement “CMS“

Our web sites are developed with our in-house Framework system “Salacia”. This system allows you to maintain all of the functions, menus and sub-sites as required by you and can be updated and extended at any time you may wish. Much more importantly, the “Salacia” system is optimized for all types of current internet browsers for the operating systems Apple and MS Windows and can be run under MS IE 6.0 until the latest versions.

Our services and work include the set-up of the system, the design of the presentation templates and the programming of the specific web pages by using a CSS style control (CSS). Before starting with the development work, we will first deliver several design drafts. Any type of text and picture material will be delivered by you.

Rate Web Leasing

This agreement contains the creation and programming from one basic version up to 45 web pages plus an interactive contact form. All web pages are already optimized for most of the applied search engines, such as Google and Yahoo. The coding features W3C correspondent (international standard for web page programming) on the basis for web pages without barriers. E.g., visual weakness a visit on your sides is thereby allowed also to person with an impediment.

Functional programming includes side limitation without surcharge. Besides, we develop individual measuring tool to monitor web functions and traffic. We use the computer languages PHP, AIAX, JAVA and JavaScript as developing surroundings and MySQL for the data base management.

In addition, this agreement includes the editorial care of the provided pages (actualization). This means, that all the contents, texts and pictures will regularly be updated upon your instructions. After completion of your web pages we will register your web presence with the most important German and international search engines.

After twelve months, a complete re-design of your web site will be executed if required by you. This additional re-design is part of this agreement and free of cost for you.

This agreement lasts for 24 months and will automatically be renewed for another twelve months if not canceled three months before the contract regularly ends.

2.        Web Page: Draft, Creation and Maintenance

Service Package

#	Positions	Description	Amount (EUR)
1	Layout design	- Layout design in PhotoShop - Main pages and sub-pages with navigation menu	included
2	HTML- conversion	Conversion of the PhotoShop presentations into HTML	included
3	Templates encode (presentations HTML provide)
- Conversion without tables of the graphic presentation into HTML 4.0 and CSS 2.1 correspondent source code by the directives defined by the W3C.
- Barrier arms conversion of the presentations.
- Browser tests on all types of currently applied interne browsers (IE, Firefox, Opera, Safari,).
up to 45 pages included
4	Functional programming
- Configuration of all settings
- Configuration of the basic system
- Integration of the HTML presentations performed under point 1
- Configuration of all contents elements, such as headings, pictures, text elements, etc.
- Navigation control
- System tests, browser tests
- Delivery of the final web presence (“going online”)

Base extension (enlargements of various):
- Enlargement style CSS Content to the control of the source code issue
- Equipment of static URLs / style CSS Content

Configurations in detail:
- Control of the dynamic site names
- Linguistic configuration on English
- Equipment of the data base
- Production of a Flash sound file
included
5	Maintenance, support & operations	Full web site maintenance, content management and technical support up to 2 hours per month	included
6	Total monthly fee for a period of 24 months		349,00

One-Time Cost & Monthly Fee (For a Period of 24 Months)

#	Position	Description	Total (EUR)
1	Draft & concept	Part of the web leasing program	0.00
2	One-time set-up	-	499.00
3	Total one-time cost (to be paid when the web site is online)		499.00
4	Total monthly fee for a period of 24 months (to be paid monthly)		349,00